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                                                                      Exhibit 99


                CHECKFREE ANNOUNCES CLOSE OF BLUEGILL ACQUISITION

ATLANTA (April 28, 2000) CheckFree Holdings Corporation announced that its acquisition of Bluegill Technologies, Inc. has been consummated, effective today, with the issuance of 5,000,000 shares of CheckFree stock to Bluegill's shareholders.

About CheckFree

CheckFree Corporation (www.checkfree.com), is the leading provider of financial electronic commerce services and products. Founded as an electronic payments processor in 1981, CheckFree launched the first fully integrated electronic billing and payment solution, CheckFree E-Bill, in March of 1997. Today, CheckFree services enable 3.3 million consumers to receive and pay bills over the Internet or electronically. The Company has multi-year contracts with 121 of the nation's top billers to provide online billing and payment through its network of partnerships with more than 150 consumer service providers (CSPs), including banks, brokerage firms, Internet portals and content sites, and personal financial management (PFM) software.

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